Exhibit 77Q2.
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Based on a review of reports filed by the Fund's reporting persons and written representations by the reporting persons that no year-end reports (Forms 5) were required for such persons, all filings required by Section 16(a) of the Securities Exchange Act of 1934, as amended, for the fiscal year ended December 31, 2013, were timely.